Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Registration Statement of North America Education Holdings Inc. (a development stage company) on Form SB-2/A1 of our Auditors' Report, dated November 23, 2004, on the balance sheet of North America Education Holdings Inc. (a development stage company) as at October 31, 2004 and the related statements of operations, cash flows, and shareholders' equity for the period from inception on October 8, 2004 to October 31, 2004.

In addition, we consent to the reference to us under the heading "Experts" in the registration statement.

Vancouver, Canada	/s/ Morgan & Company

May 24, 2005	Chartered Accountants